Exhibit 10.20
Yelp Inc.
Summary of Non-Employee Director Compensation Arrangements
January 1, 2023
Cash Compensation. As of January 1, 2023, we provide the following cash compensation to non-employee directors for service on our Board of Directors (the “Board”) and Board committees, as applicable:
•$45,000 per year for service as chairperson of the Board;
•$40,000 per year for service as a member of the Board (in addition to the cash compensation for service as chairperson of the Board);
•$20,000 per year for service as chairperson of the Audit Committee;
•$9,000 per year for service as a member of the Audit Committee (other than as chairperson);
•$10,000 per year for service as the chairperson of the Compensation Committee;
•$5,000 per year for service as a member of the Compensation Committee (other than as chairperson);
•$7,500 per year for service as a chairperson of the Nominating and Corporate Governance Committee of the Board; and
•$2,600 per year for service as a member of the Nominating and Corporate Governance Committee of the Board (other than as chairperson).
Our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to in the form of shares of common stock with an equivalent value, issued in the form of restricted stock unit (“RSU”) awards that vest quarterly over the applicable year of service. Such election must be made on an annual basis, typically no later January 1 of the year for which the election is being made.
Equity Compensation. New non-employee directors are entitled to receive an RSU award valued at $325,000. Each such award vests over three years in equal annual installments.
Each non-employee director will also receive an annual RSU award valued at $205,000. Each such award will vest on the earlier of (a) one year from the date of grant or (b) the next annual meeting of stockholders.